EXHIBIT 21.1
List of Subsidiaries of BakerCorp International, Inc.

Company	Jurisdiction of Incorporation	Doing Business As
BakerCorp Canada	Canada	BakerCorp Canada
BakerCorp SAS	France	BakerCorp SAS
BakerCorp GmbH & Co. KG	Germany	BakerCorp GmbH & Co. KG
BakerCorp Management GmbH	Germany	BakerCorp Management GmbH
BakerCorp B.V.	Netherlands	BakerCorp B.V.
BakerCorp International B.V.	Netherlands	BakerCorp International B.V.
BakerCorp Services B.V.	Netherlands	BakerCorp Services B.V.
BC International Holdings C.V.	Netherlands	BC International Holdings C.V.
BakerCorp UK Limited	United Kingdom	BakerCorp UK Limited
BakerCorp	United States of America	BakerCorp
FTT Holdings, Inc.	United States of America	FTT Holdings, Inc.
BakerCorp International Management, LLC	United States of America	BakerCorp International Management, LLC